Exhibit 99.1

FOR IMMEDIATE RELEASE

January 29, 2019

MEDIA CONTACT: Frederick Solomon

703-903-3861

Frederick_Solomon@FreddieMac.com

Freddie Mac Announces Resignation of

Thomas M. Goldstein from Board of Directors

McLean, Va. — Freddie Mac (OTCQB: FMCC) today announced that Thomas M. Goldstein has resigned from its Board of Directors, effective immediately, to focus on his health and family.

“Tom has provided many years of dedicated service to Freddie Mac’s Board of Directors, and we thank him for all his contributions to the transformation of our company,” said Donald H. Layton, Freddie Mac chief executive officer. “It has been a great pleasure to work closely with Tom throughout his tenure, and we wish him and his family all the best.”

Mr. Goldstein joined the Freddie Mac Board of Directors in October 2014 after a distinguished career in the financial services industry that included senior leadership roles at Allstate Corporation, The GRG Group LLC, Madison Dearborn Partners and LaSalle Bank. He is also a director of Kemper Corporation.

“My tenure on Freddie Mac’s Board has been extraordinarily positive,” Mr. Goldstein said. “The vision, strategy and achievements of Freddie Mac’s management team give me great pride in the company’s successes and great optimism for its bright future.”

“On behalf of Freddie Mac’s Board, I would like to express our appreciation for Tom’s service and his instrumental role in improving our company,” said Christopher S. Lynch, chairman of Freddie Mac’s Board of Directors. “We will greatly miss his thoughtful leadership and counsel. We wish him and his family the best.”

Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since our creation by Congress in 1970, we’ve made housing more accessible and affordable for homebuyers and renters in communities nationwide. We are building a better housing finance system for homebuyers, renters, lenders and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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